Company Contact:	Media Contact:
Judi Lum Chief Financial Officer (650) 475-3100	Schwartz Communications, Inc. (781) 684-0770 or (415) 512-0770 stemcells@schwartz-pr.com

STEMCELLS ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

PALO ALTO, Calif., July 29, 2005 – StemCells, Inc. (NASDAQ: STEM) today reported its financial results for the second quarter ended June 30, 2005.

The Company reported a net loss of $3,868,000, or $0.06 per share, for the second quarter ended June 30, 2005, compared to a net loss of $3,303,000, or $0.08 per share, for the second quarter ended June 30, 2004. Total revenue for the second quarter of 2005 and 2004 was $36,000 and $6,000 respectively. Revenue for 2005 and 2004 was primarily from grants and licensing agreements. Cash and cash equivalents were $36,396,000 at the end of June 30, 2005, compared with $26,022,000 at the end of June 30, 2004.

The increase in net loss from 2004 to 2005 for the quarter reported was primarily attributed to the effect of increasing estimated reserve for the exit cost obligation related to the Company’s former corporate headquarters in Rhode Island and expenses related to an increase in head count. The increase in expenses was partially offset by an increase in interest income attributed to a higher investment balance in the second quarter of 2005 as compared to the same period in 2004.

“Since the filing of our 10-Q for the first quarter of 2005, the Company entered into a license agreement with ReNeuron, a privately-owned corporation that we regard as the foremost stem cell company in the UK,” said Martin McGlynn, chief executive officer of StemCells. “Under the agreement, we received an equity interest in ReNeuron and a cross-license to ReNeuron’s technology for conditions of special interest to us, as well as potential royalties and milestone payments. I’m pleased to note that ReNeuron has since announced its intention to list on the AIM market in the UK via an institutional placing.”

“As we previously announced, the Company filed an Investigational New Drug application (IND) with the U.S. Food and Drug Administration (FDA) to begin a clinical trial of our human neural stem cells for the treatment of Batten disease, a rare and fatal neurodegenerative genetic condition afflicting infants and children,” Mr. McGlynn added. “The trial is on clinical hold pending an IND amendment acceptable to the FDA. In May, we announced that we expected to file our response in Q3, and I am pleased to say that we remain on track to do so.”

StemCells has been added to the Russell 3000® Index, which measures the performance of the 3,000 largest U.S. companies based on total market capitalization, and has also become a founding member of NASDAQ’s new Health Care Index.

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has more than 40 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the Company’s beliefs regarding the progress made in its discussions with the FDA, attitudes expressed by the FDA and expectations regarding FDA actions and the Company’s response to these actions, the Company’s ability to resolve questions raised by the FDA and to initiate clinical trials, the timing of such trials, financial resources needed to and other future operations of the Company. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty as to whether the FDA will remove the clinical hold on the Company’s proposed initial clinical trial and permit the Company to proceed to clinical testing despite the novel and unproven nature of the Company’s technology; uncertainties regarding the Company’s ability to satisfy the FDA’s concerns, if at all, or without conducting extensive and time consuming additional preclinical studies; uncertainty whether the FDA may at some point raise other concerns not included in its written notification to the Company of the clinical hold on the proposed trial; the risk that, even if approved, the Company’s initial clinical trial could be substantially delayed beyond its expected dates; uncertainties regarding the Company’s financial ability to continue its current research and development operations and to conduct the research and its ability to obtain the additional capital resources needed to do so, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty regarding the outcome of the Phase I clinical trial and any other trials the Company may conduct in the future; the uncertainty regarding the validity and enforceability of issued patents; the uncertainty whether any products that may be generated in the Company’s stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in the Company’s Annual Report on Form 10-K under the heading “Cautionary Factors Relevant to Forward-Looking Statements.”

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StemCells,Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

	Three months ended		Six months ended

	June 30,		June 30,

	2005	2004	2005	2004

Revenue from grants and licensing agreements	$36	$6	$72	$99
Operating Expenses
Research and development	2,102	1,939	3,927	3,807
General & administrative	821	877	2,121	1,741
Wind-down expenses related to our former corporate headquarters	1,197	468	1,718	598
Total operating expenses	4,120	3,284	7,766	6,146
Loss from operations	(4,084)	(3,278)	(7,694)	(6,047)
Other income (expense)	216	(24)	377	(26)
Net loss per share applicable to common shareholders; basic and diluted	($3,868)	($3,302)	($7,317)	($6,073)
Net loss per share applicable to common shareholders; basic and diluted	($0.06)	($0.08)	($0.12)	($0.14)
Weighted average shares – basic and diluted	63,072,873	43,066,807	62,741,639	42,038,437

StemCells, Inc.
Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2005	2004
(in thousands)	(unaudited)	(a)
Assets
Current assets:
Cash & cash equivalents	$36,396	$41,060
Other current assets	692	390

Total current assets	37,088	41,450
Property, plant & equipment, net	3,175	3,424
Other assets, net	2,683	2,753

Total assets	42,946	47,627
Liabilities and stockholders’ equity
Current liabilities	2,759	3,383
Non-current liabilities	8,173	7,295
Stockholders’ equity	32,014	36,949

Total liabilities and stockholders’ equity	$42,946	$47,627

(a) Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.

SOURCE: StemCells, Inc.